Exhibit 8.1

[Sullivan & Cromwell LLP letterhead]

February 29, 2024

Woodside Finance Limited,

Mia Yellagonga, 11 Mount Street,

Perth, Western Australia 6000,

Australia.,

Woodside Energy Group Ltd,

Mia Yellagonga, 11 Mount Street,

Perth, Western Australia 6000,

Australia.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Woodside Finance Limited (the “Issuer”) and Woodside Energy Group Ltd (the “Guarantor”) in connection with the preparation of a Registration Statement under the Securities Act of 1933, as amended (the “Act”), on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the issuance and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act of an indeterminate amount of debt securities (the “Securities”) of the Issuer and the related guarantees of the Securities by the Guarantor. We hereby confirm to you that, insofar as it relates to United Stated federal income tax matters, the discussion set forth under the caption “Material Tax Consequences—U. S. Federal Income Taxation” in the Registration Statement, subject to the qualifications, exceptions, assumptions and limitations contained therein, is our opinion.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading “Material Tax Consequences—U.S. Federal Income Taxation” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP